Exhibit 99.1

News Release

For Immediate Release

Investor Contact:	Media Contact:

Shelly Hubbard	Eric Smith
Phone: 612-518-5406	Phone: 901-573-9156
E-mail: investor.relations@vistaoutdoor.com	E-mail: media.relations@vistaoutdoor.com

VISTA OUTDOOR REPORTS SECOND QUARTER FY23 FINANCIAL RESULTS

•Sales Increased to $782 Million; Sporting Products Sales of $432 Million; Outdoor Products Sales of $349 Million
•EBIT and EBITDA Margins of 16.9% and 19.8%; Adjusted Margins of 18.0% and 21.0%, Respectively
•Closed Acquisitions of Premium Outdoor Lifestyle Brands Fox Racing and Simms Fishing
•Free Cash Flow of $195 Million, up 84% in First Six Months of FY23
•Expects FY23 Sales Midpoint of $3.1 Billion, up 2% from FY22; EBITDA Margin between 19.75% to 20.25%

Anoka, MN, November 2, 2022 — Vista Outdoor Inc. (NYSE: VSTO), the parent company of 41 renowned brands that design, manufacture and market sporting and outdoor lifestyle products to consumers around the globe, today reported financial results for the second quarter of Fiscal Year 2023 (FY23), which ended on September 25, 2022.

“We continue to operate in a challenging global macroeconomic and geopolitical environment that has negatively impacted demand for our products and driven significantly higher costs over the last year. However, despite these headwinds, we posted another strong quarter with an increase in sales and continued strong profitability. Our free cash flow also increased over 80% to nearly $200 million in the first half of this fiscal year," said Chris Metz, Chief Executive Officer. "At Vista Outdoor, we have a great team that knows how to win. We are managing our inventory, controlling costs and optimizing our product offerings across our brand portfolio. We have strong brands that are market share leaders in their respective categories. We also have a strong balance sheet and a solid financial foundation that allows us to continue to invest in our brands throughout the economic cycle. Our business is healthier and more profitable than it has ever been, thanks to our continued focus on executing our long-term strategy. I am confident that we will be able to successfully navigate through this challenging economic period and continue to thrive in the future."

For the three months ended September 25, 2022 versus the three months ended September 26, 2021:

•Sales increased $3 million to $782 million driven by acquisitions and direct-to-consumer sales which increased approximately 65 percent. This was partially offset by a low double-digit decline in organic sales.

•Gross profit declined 12 percent to $263 million and gross profit margin decreased 477 basis points to 34 percent primarily due to higher supply chain and other input costs including freight.

•Operating expenses were $132 million, up nearly 22 percent, primarily driven by acquisitions.

•Earnings before interest and taxes (EBIT) decreased 31 percent to $132 million. Adjusted EBIT declined 28 percent to $141 million. Adjusted EBIT margins decreased 694 basis points to 18 percent.

•Earnings before interest, taxes, depreciation, and amortization (EBITDA) decreased 25 percent to $155 million. Adjusted EBITDA declined 22 percent to $164 million. Adjusted EBITDA margins decreased 611 basis points to 21 percent.
1

•Fully Diluted Earnings per Share (EPS) was $1.62, down 31 percent, compared with $2.36. Adjusted EPS was $1.71, down 29 percent, compared with $2.41.

•Cash flow provided by operating activities was $86 million, compared with $76 million. Free cash flow generation was $87 million, compared with $71 million.

For the three months ended September 25, 2022 segment results versus the three months ended September 26, 2021:

Sporting Products

•Sales declined 4 percent to $432 million, in-line with our guidance, driven primarily by low finished goods inventory entering the quarter and labor shortages in certain regions.

•Gross profit decreased 21 percent to $159 million due largely to lower sales and higher commodity and freight costs.

•EBIT decreased 24 percent to $134 million.

•Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased 23 percent to $140 million. EBITDA margins decreased 804 basis points to 32.4 percent. In the prior year period, EBITDA margins hit a record at 40.4 percent reflecting expansion of nearly 19 percentage points as compared to the second quarter fiscal 2021, which included favorable hedges. Sporting Products profitability remains much stronger than prior to the pandemic due to a broader and more profitable product mix as a result of the acquisition of Remington and a strategic decision to shift away from less profitable and more volatile ammunition product categories purchased from the Lake City Army Ammunition Plant.

Outdoor Products

•Sales increased 6 percent to $349 million driven by the acquisitions of Foresight Sports, Fox Racing, Simms Fishing, Stone Glacier, and Fiber Energy, which were largely offset by lower organic sales, particularly in Outdoor Accessories, as demand remained consistent with the prior quarter. Last year, in the first half of fiscal 2022, consumers benefited from stimulus checks and a lower inflationary environment which drove higher-than-average sell-in to replenish low channel inventory and meet elevated demand.

•Gross profit increased 11 percent to $107 million, primarily due to the addition of accretive acquisitions which were partially offset primarily by lower Outdoor Accessories sales and higher transportation and freight costs.

•EBIT decreased 29 percent to $30 million primarily due to higher selling, general and administrative expenses from the addition of acquisitions.

•Earnings before interest, taxes, depreciation and amortization (EBITDA) decreased 11 percent to $46 million. EBITDA margins decreased 261 basis points to 13.2 percent.

Please see the tables in the press release for a reconciliation of non-GAAP operating expense, EBIT, EBITDA, taxes, net income, earnings per share, free cash flow and EBITDA margins to the comparable GAAP measures.

Outlook for Fiscal Year 2023

“Our second quarter results illustrate the strength of our brands and our continued disciplined execution in a challenging external environment which has impacted demand and input costs across our business units," said Sudhanshu Priyadarshi, Chief Financial Officer of Vista Outdoor. "That said, we continue to operate with prudent financial discipline. We are generating strong free cash flow and have a net debt leverage ratio within our targeted range of one to two times. Our sales and profitability are driven by a diverse portfolio and a nimble operational structure that we expect will enable us to perform at higher levels than prior to the pandemic. In addition, we are making good progress on our separation, which we announced in May, and are currently on track to spin-off our Outdoor Products segment in calendar 2023."

Vista Outdoor is updating its outlook for Fiscal Year 2023 to reflect year-to-date performance and continued challenges in the current global macroeconomic environment. The updated fiscal outlook is as follows:

•Sales in the range of $3.05 billion to $3.15 billion, up 2 percent at the midpoint
–Sporting Products sales expected to be approximately $1.725 billion to $1.775 billion
–Outdoor Products sales expected to be approximately $1.325 billion to $1.375 billion
•Adjusted EBITDA margin in the range of 19.75 percent to 20.25 percent
•Earnings per share (EPS) in the range of $5.76 to $6.26 and adjusted earnings per share (EPS) in the range of $6.00 to $6.50
•Free cash flow in the range of $310 million to $360 million
•Interest expense in the range of $55 million to $60 million
•Effective and adjusted tax rate of approximately 23 percent
•Capital expenditures as a percent of sales to be approximately 1 percent to 2 percent
•R&D expenditure growth in the range of 35 percent to 40 percent

Earnings Conference Call Webcast Information

Vista Outdoor will hold an investor conference call to discuss its second quarter FY23 financial results and outlook on November 3, 2022, at 9:00 a.m. ET. The conference call will be accessible through live webcast. Interested investors and other individuals can access the webcast and view and/or download the earnings press release, including a reconciliation of non-GAAP financial measures, and the related earnings release presentation slides, which will also include detailed segment information, via Vista Outdoor’s website (www.vistaoutdoor.com). Choose "Investors" then "Events and Presentations". For those who cannot participate in the live webcast, a telephone recording of the conference call will be available until December 1, 2022. The telephone number is 866-813-9403, and the confirmation code is 713731.

Reconciliation of Non-GAAP Financial Measures

In addition to the results prepared in accordance with GAAP, we are providing the information below on a non-GAAP basis, including, adjusted gross profit, adjusted operating expenses, adjusted earnings before interest and tax (EBIT), adjusted interest expense, adjusted taxes, adjusted net income, and adjusted fully diluted earnings per share (EPS). Vista Outdoor defines these measures as, gross profit, operating expenses, EBIT, interest, taxes, net income, and EPS excluding, where applicable, the impact of costs incurred for inventory step-up, transaction and transition costs, planned separation costs, post-acquisition compensation, contingent consideration, and debt issuance costs. Vista Outdoor management is presenting these measures so a reader may compare gross profit, operating expenses, EBIT, interest, taxes, net income, and EPS excluding these items, as the measures provide investors with an important perspective on the operating results of the Company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Three months ended September 25, 2022
(in thousands)
	Gross Profit	Operating Expenses	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$262,874	$131,707	$131,908	$(13,934)	$(24,519)	$93,455	$1.62
Inventory step-up	3,036	—	3,036	—	(759)	2,277	0.04
Transaction costs	—	(5,779)	5,779	—	(951)	4,828	0.08
Transition costs	—	(400)	400	—	(100)	300	0.01
Planned separation costs	—	(7,687)	7,687	—	(1,922)	5,765	0.10
Post-acquisition compensation	—	(3,269)	3,269	—	(487)	2,782	0.05
Contingent consideration	—	11,313	(11,313)	—	—	(11,313)	(0.20)
Debt issuance	—	—	—	785	(196)	589	0.01
As adjusted	$265,910	$125,885	$140,766	$(13,149)	$(28,934)	$98,683	$1.71

Three months ended September 26, 2021
(in thousands)
	Gross Profit	Operating Expenses	EBIT	Interest Expense	Taxes	Net Income	EPS
As reported	$298,921	$108,182	$190,739	$(5,929)	$(45,270)	$139,540	$2.36
Transaction costs	—	(2,162)	2,162	—	(590)	1,572	0.03
Transition costs	—	(170)	170	—	(42)	128	—
Post -acquisition compensation	—	(1,245)	1,245	—	—	1,245	0.02
As adjusted	$298,921	$104,605	$194,316	$(5,929)	$(45,902)	$142,485	$2.41

*NOTE: Adjustments to "as reported" results are items that are excluded to arrive at the "as adjusted" results for the quarters ended September 25, 2022 and September 26, 2021. EPS amounts may not foot due to rounding.

Three months ended September 25, 2022

During the three months ended September 25, 2022, we incurred inventory step-up costs associated with our acquisitions, which will be expensed over their inventory cycles. Given the infrequent and unique nature of these acquisitions, the company feels these costs are not indicative of ongoing operations. The tax effect of the inventory step-up costs that are deductible for tax were calculated based on a blended statutory tax rate of approximately 25 percent.

During the three months ended September 25, 2022, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. A portion of the transaction costs are not deductible for tax, to which we applied a 0 percent blended tax rate and the portion that is deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months ended September 25, 2022, we incurred transition costs for prior acquisitions to integrate into the company such as retention, professional fees and travel costs. Given the infrequent and unique nature of these acquisitions, the company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax were calculated based on a blended tax rate of approximately 25 percent.

On May 5, 2022, we announced that our Board of Directors has unanimously approved preparations for the separation of our Outdoor Products and Sporting Products reportable segments into two independent, publicly-traded companies. During the three months ended September 25, 2022, we incurred costs associated with the planned separation, including advisory and legal fees. Given the unique nature of the transaction, the company believes these costs are not indicative of ongoing operations of the company. The tax effect of the transaction costs that are deductible for tax were calculated based on a blended statutory tax rate of approximately 25 percent.

During the three months ended September 25, 2022, we incurred post-acquisition compensation expense related to employee retention payments in connection with the Foresight, Stone Glacier, and QuietKat acquisitions. Given the infrequent and unique nature of these acquisitions, we believe these costs are not indicative of ongoing operations. A portion of the post-acquisition compensation expenses are not deductible for tax, to which we applied a 0 percent blended tax rate and the portion that is deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months ended September 25, 2022, we recognized non-cash income for the change in the estimated fair value of the contingent consideration payable related to our QuietKat acquisition. Given the infrequent and unique nature of acquisitions, the company believes these costs are not indicative of ongoing operations. The contingent consideration costs are not deductible for tax and we applied 0 percent tax rate.

During the three months ended September 25, 2022, we refinanced our 2021 ABL Revolving Credit Facility, and wrote off unamortized debt issuance costs related to that Credit Facility. The tax effect of the debt issuance costs that are deductible for tax were calculated based on a blended statutory tax rate of approximately 25 percent.

As noted above, our reported tax expense of $(24,519) results in a tax rate of 20.8 percent and our adjusted tax expense of $(28,934) results in an adjusted tax rate of 22.7 percent.

Three months ended September 26, 2021

During the three months ended September 26, 2021, we incurred transaction costs associated with possible and actual transactions, including advisory and legal fees. Given the nature of transaction costs, and differences in these amounts from one transaction to another, the company believes these costs are not indicative of ongoing operations of the company. A portion of the transaction costs are not deductible for tax and we applied a 0 percent blended tax rate and the portion that is deductible we applied a blended tax rate of 25 percent.

During the three months ended September 26, 2021, we incurred transition costs to integrate our acquired business into the company such as severance, retention, professional fees and travel costs. Given the infrequent and unique nature of this acquisition, the company believes these costs are not indicative of ongoing operations. The tax effect of the transition costs that are deductible for tax was calculated based on a blended tax rate of approximately 25 percent.

During the three months ended September 26, 2021, we incurred post-acquisition compensation expense related to the QuietKat acquisition. Given the infrequent and unique nature of this acquisition, the company believes these costs are not indicative of ongoing operations. The post-acquisition compensation is not deductible for tax.

As noted above, our reported tax expense of $(45,270) results in a tax rate of 24.5 percent and our adjusted tax expense of $(45,902) results in an adjusted tax rate of 24.4 percent.

Free Cash Flow

Free cash flow is defined as cash provided by operating activities less capital expenditures, and excluding the following costs which have been adjusted for applicable tax amounts: inventory step-up, transaction and transition costs paid to date, planned separation costs, post-acquisition compensation, contingent consideration, and debt issuance costs. Vista Outdoor management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchases and acquisitions after making the capital investments required to support ongoing business operations. Vista Outdoor management uses free cash flow internally to assess both business performance and overall liquidity.

		Six months ended
(in thousands)	Three months ended September 25, 2022	September 25, 2022	September 26, 2021	Projected year ending March 31, 2023
Cash provided by operating activities	$85,825	$193,402	$105,180	$325,724–$408,224
Capital expenditures	(8,047)	(12,957)	(14,439)	~(30,500-63,000)
Inventory step-up expense	(759)	(759)	202	(759)
Transaction costs	4,828	7,529	2,460	7,529
Transition costs	144	192	13,000	192
Planned separation costs	5,765	8,990	—	8,990
Post acquisition compensation	(432)	(1,008)	(96)	(1,008)
Contingent consideration	—	28	—	28
Debt issuance	(196)	(196)	—	(196)
Free cash flow	$87,128	$195,221	$106,307	$310,000–$360,000

Adjusted Earnings Per Share - Guidance Reconciliation Table

The projected adjusted earnings per share (EPS), excluding the impact of costs incurred to date for inventory step-up expense, transaction and transition costs, planned separation costs, post-acquisition compensation, contingent consideration, and debt issuance costs is a non-GAAP financial measure that Vista Outdoor defines as EPS excluding the impact of these items. Vista Outdoor management is presenting this measure so a reader may compare EPS, excluding these items, as this measure provides investors with an important perspective on the operating results of the company. Vista Outdoor management uses this measurement internally to assess business performance, and Vista Outdoor’s definition may differ from those used by other companies.

Current FY23 Full-Year Adjusted EPS Guidance
	Low	High
EPS guidance including transaction costs, contingent consideration, transition costs, and post-acquisition compensation	$5.76	$6.26
Inventory step-up	0.04	0.04
Transaction costs	0.11	0.11
Transition costs	0.01	0.01
Planned separation costs	0.16	0.16
Post-acquisition compensation	0.11	0.11
Contingent consideration	(0.20)	(0.20)
Debt issuance	0.01	0.01
Adjusted EPS guidance	$6.00	$6.50

*NOTE: EPS amounts may not foot due to rounding.

EBITDA Non-GAAP Reconciliation Tables

EBITDA margin is defined as EBITDA (earnings before interest, taxation, depreciation and amortization) divided by net sales. Vista Outdoor management believes EBITDA margin provides investors with an important perspective on the Company's core profitability and helps investors analyze underlying trends in the Company's business and evaluate its performance on an absolute basis and relative to its peers. EBITDA margin should be considered in addition to, and not as a substitute for, GAAP net profit margin. Vista Outdoor’s definition may differ from that used by other companies. Adjusted EBITDA is defined as EBITDA excluding the non-recurring and non-cash items referenced above.

	Three months ended September 25, 2022
(in thousands)	Sporting Products	Outdoor Products	Corporate	Total
Net Income	$133,552	$30,471	$(70,568)	$93,455
Interest expense	—	—	13,934	13,934
Income tax provision	—	—	24,519	24,519
Depreciation and amortization	6,398	15,543	1,043	22,984
EBITDA	$139,950	$46,014	$(31,072)	$154,892
Inventory step-up expense	—	—	3,036	3,036
Transaction and transition costs	—	—	6,179	6,179
Contingent consideration	—	—	(11,313)	(11,313)
Planned separation costs	—	—	7,687	7,687
Post-acquisition compensation	—	—	3,269	3,269
Adjusted EBITDA	$139,950	$46,014	$(22,214)	$163,750

	Three months ended September 26, 2021
(in thousands)	Sporting Products	Outdoor Products	Corporate	Total
Net Income	$175,519	$42,724	$(78,703)	$139,540
Interest expense	—	—	5,929	5,929
Income tax provision	—	—	45,270	45,270
Depreciation and amortization	6,368	9,128	943	16,439
EBITDA	$181,887	$51,852	$(26,561)	$207,178
Transaction and transition costs	—	—	2,332	2,332
Post-acquisition compensation	—	—	1,245	1,245
Adjusted EBITDA	$181,887	$51,852	$(22,984)	$210,755

Adjusted EBITDA Margins

Vista Outdoor has not reconciled adjusted EBITDA margin guidance to GAAP net profit margin guidance because Vista Outdoor does not provide guidance for net income, which is a reconciling item between GAAP net profit margin and non-GAAP EBITDA margin. Accordingly, a reconciliation to net profit margin is not available without unreasonable effort.

About Vista Outdoor Inc.

Vista Outdoor (NYSE: VSTO) is the parent company of more than three dozen renowned brands that design, manufacture and market sporting and outdoor products. We serve a broad and diverse range of consumers around the globe, including outdoor enthusiasts, golfers, cyclists, backyard grillers, campers, hunters, recreational shooters, athletes, as well as law enforcement and military professionals. Our reporting segments, Outdoor Products and Sporting Products, provide these consumers with a wide range of performance-driven, high-quality and innovative outdoor and sporting products. Our operating model leverages shared resources across brands to achieve levels of excellence and performance that would be out of reach for any one brand on its own. Brands include Bushnell, CamelBak, Bushnell Golf, Foresight Sports, Fox Racing, Bell Helmets, Camp Chef, Giro, Simms Fishing, QuietKat, Stone Glacier, Federal Ammunition, Remington Ammunition and more. Vista Outdoor products are sold at leading retailers and distributors across North America and worldwide. For news and information, visit our website at www.vistaoutdoor.com.

Forward-Looking Statements

Some of the statements made and information contained in this report, excluding historical information, are "forward-looking statements," including those that discuss, among other things: our plans, objectives, expectations, intentions, strategies, goals, outlook or other non-historical matters; projections with respect to future revenues, income, earnings per share or other financial measures for Vista Outdoor; and the assumptions that underlie these matters. The words "believe," "expect," "anticipate," "intend," "aim," "should" and similar expressions are intended to identify such forward-looking statements. To the extent that any such information is forward-looking, it is intended to fit within the safe harbor for forward-looking information provided by the Private Securities Litigation Reform Act of 1995. Numerous risks, uncertainties and other factors could cause our actual results to differ materially from the expectations described in such forward-looking statements, including the following: supplier capacity constraints, production or shipping disruptions or quality or price issues affecting our operating costs; the supply, availability and costs of raw materials and components; increases in commodity, energy, and production costs; seasonality and weather conditions; our ability to complete acquisitions, realize expected benefits from acquisitions and integrate acquired businesses; reductions in or unexpected changes in or our inability to accurately forecast demand for ammunition, accessories, or other outdoor sports and recreation products; disruption in the service or significant increase in the cost of our primary delivery and shipping services for our products and components or a significant disruption at shipping ports; risks associated with diversification into new international and commercial markets, including regulatory compliance; our ability to take advantage of growth opportunities in international and commercial markets; our ability to obtain and maintain licenses to third-party technology; our ability to attract and retain key personnel; disruptions caused by catastrophic events; risks associated with our sales to significant retail customers, including unexpected cancellations, delays, and other changes to purchase orders; our competitive environment; our ability to adapt our products to changes in technology, the marketplace and customer preferences, including our ability to respond to shifting preferences of the end consumer from brick and mortar retail to online retail; our ability to maintain and enhance brand recognition and reputation; others' use of social media to disseminate negative commentary about us, our products, and boycotts; the outcome of contingencies, including with respect to litigation and other proceedings relating to intellectual property, product liability, warranty liability, personal injury, and environmental remediation; our ability to comply with extensive federal, state and international laws, rules and regulations; changes in laws, rules and regulations relating to our business, such as federal and state ammunition regulations; risks associated with cybersecurity and other industrial and physical security threats; interest rate risk; changes in the current tariff structures; changes in tax rules or pronouncements; capital market volatility and the availability of financing; foreign currency exchange rates and fluctuations in those rates; general economic and business conditions in the United States and our markets outside the United States, including the war in Ukraine and the imposition of sanctions on Russia, conditions affecting employment levels, consumer confidence and spending, conditions in the retail environment, and other economic conditions affecting demand for our products and the financial health of our customers; and risks related to our Planned Separation. You are cautioned not to place undue reliance on any forward-looking statements we make. A more detailed description of risk factors that may affect our operating results can be found in Part 1, Item 1A, Risk Factors, of our Annual Report on Form 10-K for fiscal year 2022 and in the filings we make with Securities and Exchange Commission (the "SEC") from time to time. We undertake no obligation to update any forward-looking statements, except as otherwise required by law.

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VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(preliminary and unaudited)

	Three months ended		Six months ended
(Amounts in thousands except per share data)	September 25, 2022	September 26, 2021	September 25, 2022	September 26, 2021
Sales, net	$781,678	$778,460	$1,584,290	$1,441,372
Cost of sales	518,804	479,539	1,027,946	901,024
Gross profit	262,874	298,921	556,344	540,348
Operating expenses:
Research and development	11,154	6,440	19,051	12,308
Selling, general, and administrative	120,553	101,742	233,701	193,645
Earnings before interest, income taxes, and other	131,167	190,739	303,592	334,395
Other income, net	741	—	741	—
Earnings before interest and income taxes	131,908	190,739	304,333	334,395
Interest expense, net	(13,934)	(5,929)	(20,244)	(11,607)
Earnings before income taxes	117,974	184,810	284,089	322,788
Income tax provision	(24,519)	(45,270)	(64,619)	(80,523)
Net income	$93,455	$139,540	$219,470	$242,265
Earnings per common share:
Basic	$1.65	$2.43	$3.88	$4.20
Diluted	$1.62	$2.36	$3.78	$4.07
Weighted-average number of common shares outstanding:
Basic	56,553	57,353	56,520	57,732
Diluted	57,814	59,216	58,098	59,577

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(preliminary and unaudited)

(Amounts in thousands except share data)	September 25, 2022	March 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	$66,065	$22,584
Net receivables	431,703	356,773
Net inventories	777,974	642,976
Income tax receivable	49,010	43,560
Other current assets	67,119	45,050
Total current assets	1,391,871	1,110,943
Net property, plant, and equipment	231,795	211,087
Operating lease assets	101,942	78,252
Goodwill	804,820	481,857
Net intangible assets	798,200	459,795
Deferred charges and other non-current assets, net	69,295	54,267
Total assets	$3,397,923	$2,396,201
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$140,000	$—
Accounts payable	178,732	146,697
Accrued compensation	58,049	79,171
Federal excise, use, and other taxes	40,652	40,825
Other current liabilities	194,002	127,180
Total current liabilities	611,435	393,873
Long-term debt	1,167,262	666,114
Deferred income tax liabilities	89,140	29,304
Long-term operating lease liabilities	96,663	80,083
Accrued pension and postemployment benefits	21,748	22,634
Other long-term liabilities	62,224	79,794
Total liabilities	2,048,472	1,271,802

Common stock — $.01 par value:
Authorized — 500,000,000 shares
Issued and outstanding — 56,566,915 shares as of September 25, 2022 and 56,093,456 shares as of March 31, 2022	566	560
Additional paid-in capital	1,717,750	1,730,927
Accumulated deficit	(1,340)	(220,810)
Accumulated other comprehensive loss	(77,440)	(76,679)
Common stock in treasury, at cost — 7,397,524 shares held as of September 25, 2022 and 7,870,983 shares held as of March 31, 2022	(290,085)	(309,599)
Total stockholders' equity	1,349,451	1,124,399
Total liabilities and stockholders' equity	$3,397,923	$2,396,201

VISTA OUTDOOR INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(preliminary and unaudited)

	Six months ended
(Amounts in thousands)	September 25, 2022	September 26, 2021
Operating Activities:
Net income	$219,470	$242,265
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	23,317	22,267
Amortization of intangible assets	18,983	10,417
Amortization of deferred financing costs	2,518	701
Change in fair value of contingent consideration	(11,425)	—
Deferred income taxes	(124)	269
(Gain) on Foreign Exchange	(741)	—
Loss on disposal of property, plant, and equipment	551	99
Share-based compensation	14,756	13,812
Changes in assets and liabilities:
Net receivables	(25,601)	(112,256)
Net inventories	(36,042)	(105,269)
Accounts payable	10,092	16,957
Accrued compensation	(26,233)	(8,489)
Accrued income taxes	4,313	32,250
Federal excise, use, and other taxes	(1,261)	9,494
Pension and other postretirement benefits	944	(1,299)
Other assets and liabilities	(115)	(16,038)
Cash provided by operating activities	193,402	105,180
Investing Activities:
Capital expenditures	(12,957)	(14,439)
Acquisition of businesses, net of cash received	(761,170)	(8,488)
Proceeds from the disposition of property, plant, and equipment	43	8
Cash used for investing activities	(774,084)	(22,919)
Financing Activities:
Proceeds from credit facility	465,000	—
Repayments of credit facility	(165,000)	—
Payments made for debt issuance costs	(15,905)	(1,018)
Proceeds from issuance of debt	350,000	—
Purchase of treasury shares	—	(56,239)
Proceeds from exercise of stock options	181	228
Payment of employee taxes related to vested stock awards	(8,889)	(3,039)
Cash provided by (used ) for financing activities	625,387	(60,068)
Effect of foreign exchange rate fluctuations on cash	(1,224)	(157)
Increase in cash and cash equivalents	43,481	22,036
Cash and cash equivalents at beginning of period	22,584	243,265
Cash and cash equivalents at end of period	$66,065	$265,301